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[ECHLIN LOGO]

Larry W. McCurdy
Chairman of the Board, President
and Chief Executive Officer

April 7, 1998

Dear Shareowner:

         In our ongoing effort to improve communications with you, and because events are happening each day, we have chosen to send you copies of our most recent news releases in lieu of a quarterly letter.

         These cover the latest developments on the unsolicited takeover proposal by SPX Corporation; the completion of the sale of our Midland-Grau heavy-duty brake business; and, our second-quarter operating results.

         The company's fiscal year-to-date performance has been very positive, and we are working extremely hard to build shareowner value.

         We will continue to keep you informed of major developments. Thank you for your ongoing loyalty and support.

Sincerely,


/s/ Larry McCurdy

[ECHLIN LOGO]

For Further Information Contact:

Paul Ryder
Vice President
Investor Relations


                         ECHLIN'S EARNINGS UP 11%;
              RAPID REPOSITIONING OVERCOMES WEAK AFTERMARKET


               BRANFORD, Conn., March 26, 1998--Echlin Inc. (NYSE:ECH), the global motor vehicle parts manufacturer, today reported second-quarter basic earnings of 42 cents per share, up 11% from the previous year's 38 cents per share. It is the company's first year-over-year increase in quarterly earnings since 1995. Echlin Chairman, President and Chief Executive Officer Larry McCurdy announced the favorable results.

               "The substantial, strategic repositioning plan which Echlin initiated last fall continues to strengthen operations at a rapid pace, improve the bottom line and build value for our shareholders," Mr. McCurdy explained. "We expect momentum will accelerate as our associates accomplish the many action plans we established six months ago. We are encouraged, especially in light of a generally weak sales environment."

Comparable Sales Flat

               Second quarter net sales totaled $835.7 million, down 1% from last year's $842.2 million. The decline was primarily due to the loss of revenue from five businesses the company divested as part of its repositioning strategy. Excluding acquisitions and divestments, comparable sales were essentially flat with the prior year. Price increases of 1.7% and a 3.0% gain from new products, offset a unit volume decline 2.5% and the negative impact of changes in translation rates of 2.0%.

               "Our heavy-duty brake and original equipment business units reported good sales increases," Mr. McCurdy said. "However, industry-wide softness hurt our North American aftermarket business, while the ongoing strength of the British pound, vis-a-vis other European currencies, reduced demand for our products there."

Net Income Increased 14%

               Net income in the second quarter amounted to $26.9 million, 14% better than the $23.6 million Echlin reported the prior year. This year's results included $1 million pre-tax, or 1 cent per share, of costs associated with the unsolicited takeover proposal initiated by SPX Corporation.

               Margins were down from the previous quarter because the second quarter is historically Echlin's weakest quarter. This is due to fewer shipping and production days, and higher returned goods from customers at calendar year-end. However, year-over-year, Echlin's gross profit-to-sales ratio improved a full percentage point, while its operating profit and net profit margins gained 0.7 and 0.4 percentage points, respectively.

               Cost of goods sold fell 2% vs. last year, while selling, general and administrative expenses rose 1%. The increase in expenses was largely the result of higher research and development activities related primarily to new products for our Echlin Automotive group, which manufactures and sells fluid handling systems to vehicle manufacturers.

Repositioning Actions Ahead of Plan

               Echlin's strategic repositioning plan called for the divestment of underperforming and non-core businesses. This year, to date, the company has sold three businesses representing combined annual sales of $150 million. Echlin also announced last month the signing of an agreement to sell its Midland-Grau heavy-duty brake business to the Haldex Group of Sweden. The sale of Midland-Grau, with annual sales of $330 million, should be completed next month.

               Another important part of the company's repositioning plan is the rationalization of 14 facilities, and a related workforce reduction of 1,200 employees. So far, four rationalizations are complete, eight are in progress, and planning is underway on the remaining two. More than one-third of the employment level adjustments have been achieved.

               The financial impact of all repositioning actions has been favorable. Earnings included 7 cents per share from these actions during the second quarter, and 15 cents per share during the first half of fiscal 1998.

Latest Acquisition Being Assimilated

               In January, Echlin announced it completed the purchase of General Automotive Speciality Company (GAS), a $50 million (sales) manufacturer of a broad line of motor vehicle switches and locks. The company is quickly folding GAS's operations into its North American Engine Systems Group, closing one facility and moving distribution to other operations. Echlin has identified many near-term synergies which should result from combining the resources of the two businesses.

Fast Progress Made On EVA[Registered] Implementation

               Echlin's EVA (economic value added) steering committee has established three teams to oversee associate training and communication; to establish an EVA-based incentive compensation program; and to incorporate EVA into financial planning. Since adopting the EVA approach last October, the company has trained all key managers throughout its organization. In total, 460 managers and staff will be trained by July, and roll-out is on target for full implementation by September 1, 1998. In fact, Echlin managers are already using EVA methods in capital spending and acquisition analyses.

               Joel Stern, a partner of Stern Stewart & Company and co-founder of the EVA concept, recently commented, "Echlin is making significant progress with EVA -- implementation is among the fastest we've seen for a company of their size and complexity."

Cash Flow Improved

               There were no significant changes in Echlin's balance sheet items since the end of the first quarter. Inventories increased $25 million due in large part to the GAS acquisition, plus some normal seasonal buildup. More than half of the $40 million increase in total debt was also attributable to the GAS acquisition.

               For the first six months of fiscal 1998, cash flow from operations increased $74 million compared to the first half last year.

156th Consecutive Dividend Declared

               Echlin's board of directors has declared a cash dividend of
22.5 cents per share, payable April 18, 1998 to shareholders of record on April 8, 1998. This represents the 156th consecutive quarterly dividend Echlin has paid since 1959 when it became a publicly traded company. After taking into effect six stock splits and 32 payout increases, the company's dividend has grown at an average compounded rate of 12% annually over the last 39 years.

Echlin's Future is Bright

               "We continually seek ways to increase sales through greater global penetration, new products and acquisitions. Of equal importance, we are aggressively reducing costs to improve profits and maximize shareholder return," Mr. McCurdy stated. "Any recovery in our aftermarket business should fall quickly to our bottom line."

               "In addition to the value-building benefits of our repositioning actions, we're working on a 'shared services' approach to eliminate unnecessary administrative expenses. We're converting to BaaN software to integrate our operating systems. And, we've achieved positive results from our previously announced, worldwide sourcing initiative for materials and services," Mr. McCurdy continued.

               "With all these efforts, and extraordinary employee dedication, there is no doubt in my mind that the company's future is bright," Mr. McCurdy emphasized.

Caution Given on Forward-Looking Statements

               Certain statements included in this news release are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), and are made in good faith by Echlin pursuant to the Act's "safe harbor" provisions. To the extent that such statements are deemed issued in connection with a tender or exchange offer, it should be noted that the safe harbor provisions of the Act do not apply to tender or exchange offers. Such forward-looking statements are not guarantees of future performance, and may involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. Risks and uncertainties include, without limitation, global and regional economic conditions, business conditions in the overall automotive industry, and the cost and timing of the company's repositioning-plan implementation. They also include other factors discussed herein and those detailed from time to time in the company's filings with the Securities and Exchange Commission.

Comparative Results

               The following are results for the second quarter and first half of fiscal year 1998 and 1997:




                                       Three Months Ended February 28,
                                       -------------------------------
                                          1998                 1997
                                       ----------           ----------

Net Sales                             $835,712,000         $842,219,000
Net Income                             $26,943,000          $23,601,000
Average shares outstanding:
  Basic                                 63,244,000           62,409,000
  Diluted                               63,803,000           63,209,000
Earnings per share:
  Basic                                   $0.42                 $0.38
  Diluted                                 $0.42                 $0.37


                                        Six Months Ended February 28,
                                       -------------------------------
                                         1998                 1997
                                       ----------           ----------
Net Sales                           $1,725,185,000       $1,693,127,000
Net Income                             $59,510,000          $61,718,000(1)
Average shares outstanding:
  Basic                                 63,194,000           62,377,000
  Diluted                               63,670,000           63,225,000
Earnings per share:
  Basic                                   $0.94                $0.99
  Diluted                                 $0.93                $0.98


------------
     (1) Includes a gain from the sale of Sensor Engineering of $4,563,000, or $0.07 per share.

                                 [ECHLIN LOGO]

For Further Information Contact:

Paul Ryder
Vice President
Investor Relations


                    ECHLIN UNVEILS AGGRESSIVE BUSINESS PLAN

       -- McCurdy Tells Investors That Success in Repositioning Programs Could Result in EPS of About $2.40-$2.50 in 1998, $3.65-$3.80 in 1999
                          and $4.40-$4.55 in 2000 --


               NEW YORK, New York, March 31, 1998--At a presentation to financial analysts and investors held here today, Larry McCurdy, chairman, president and chief executive officer of Echlin Inc. (NYSE: ECH), discussed the bright outlook for the company. He explained how, under the present repositioning program being implemented at Echlin, the momentum the company experienced thus far in fiscal 1998 will continue. As a result, Echlin projects it will generate earnings that are considerably higher than analysts' current expectations.

Earnings Projections Raised

               Mr. McCurdy pointed out that the First Call consensus earnings estimate for Echlin's fiscal year 1998, ending August 31, now stands at $2.28 per share, whereas Echlin expects to achieve approximately $2.40 to $2.50 per share. This represents a 28 to 33% gain over the $1.88 per share, before special charges, earned in fiscal 1997. Mr. McCurdy also projected that the company's upside improvement would continue beyond 1998, with earnings for fiscal 1999 in the range of $3.65 to $3.80 per share, and for fiscal 2000, $4.40 to $4.55 per share.

               Mr. McCurdy attributed Echlin's stepped-up earnings outlook to the rapid and successful implementation of Phase 1 of its repositioning program, and to new initiatives which he outlined for Phase 2. Phase 1 consists of a reorganized and simplified corporate structure; adoption of economic value added (EVA) principles; an extensive cost-reduction program; divestiture of underperforming and non-core assets; and acquisitions of complementary businesses. Phase 2 will include a worldwide sourcing initiative; massive realignment of the company's North American distribution operations; operational optimization through a shared services approach and new system software; and strategic acquisitions which are not included in the earnings projections. Together, these significant moves are expected to provide not only top-line growth, but just as importantly, a more efficient and streamlined organization.

               "One year ago, Echlin's board of directors installed a new management team to bring change to this company, and positive change-- together with value creation--is now being successfully realized in a rapid and effective fashion," Mr. McCurdy said. "The board believes that the current program is building both short-term and long-term value for shareholders."

SPX Proposal Being Evaluated

               Mr. McCurdy stated that Echlin's board continues to evaluate the SPX Corporation proposal, even though SPX has not yet commenced a formal offer. Nevertheless, McCurdy pointed out that the board is extremely concerned about the lack of business logic of an Echlin-SPX combination, and about the effects of such combination on Echlin shareholders, customers, employees, suppliers and the communities in which it operates.

               "It appears that there are very few synergies between Echlin's operations and SPX's, and that the resultant cost savings of a combination would be considerably less than those SPX currently estimates. Moreover, SPX does not appear to understand Echlin's business, and a combination of our two companies, along the lines SPX spelled out in its new distribution concept, would be extremely destructive to our long-term relationships with customers. There is solid historical precedent that demonstrates a sizable loss of business occurs when an industry player naively attempts to reinvent the established channels of distribution. Already, we have had many of our major aftermarket customers voice overwhelmingly negative reactions, and warn us that a combination with SPX would severely risk ongoing business with them. This would result in a considerable loss of value for Echlin shareholders.

               "Make no mistake--our independent board is committed to doing what is best for Echlin shareholders and its other constituents. Unlike the proposed SPX- controlled board, ours is not a self-interested board whose only job, we believe, is to rubber-stamp a pre-ordained agenda," Mr. McCurdy concluded.

Caution Given on Forward-Looking Statements

               Certain statements included in this news release are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), and are made in good faith by Echlin pursuant to the Act's "safe harbor" provisions. To the extent that such statements are deemed issued in connection with a tender or exchange offer, it should be noted that the safe harbor provisions of the Act do not apply to tender or exchange offers. Such forward-looking statements are not guarantees of future performance, and may involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. Risks and uncertainties include, without limitation, global and regional economic conditions, business conditions in the overall automotive industry, and the cost and timing of the company's repositioning-plan implementation. They also include other factors discussed herein and those detailed from time to time in the company's filings with the Securities and Exchange Commission.

[ECHLIN LOGO]

For Further Information Contact:

Paul Ryder
Vice President
Investor Relations

             ECHLIN COMPLETES SALE OF ITS HEAVY-DUTY BRAKE BUSINESS

         -- McCurdy "Pleased with the Progress We are Making" on Echlin's Repositioning Program --

         BRANFORD, Conn., April 3, 1998 -- Echlin Inc. (NYSE: ECH) announced today that it has completed the sale of its Midland-Grau heavy-duty brake operations to The Haldex Group of Sweden.

         Echlin Chairman, President and CEO Larry McCurdy said, "This transaction completes the divestiture of the underperforming and non-core businesses we had identified as part of our repositioning effort. We are extremely pleased with the progress we are making with our program and with the results we have realized to date, both organizationally and financially. We are excited about the new efforts we are now initiating, such as global sourcing and the reorganization of our distribution facilities, and are continuing with those efforts already underway, such as establishing the use of EVA principles throughout Echlin, rationalizing plants and cutting costs."

         Annual sales for Midland-Grau are approximately $330 million. Echlin will use proceeds from the sale to reduce outstanding debt.

         The Haldex Group is a global producer of proprietary products for trucks, cars and industrial vehicles, with special emphasis on performance and safety items. The Group, listed on the Stockholm Exchange, has annual sales of $310 million and 1,900 employees.

         Echlin, with annual sales of $3.6 billion, manufactures a wide scope of safety-and efficiency-related products for the world's 650 million vehicles. It employs 30,000 associates in over 150 operations spread across six continents.

[ECHLIN LOGO]

For Further Information Contact:

Paul Ryder
Vice President
Investor Relations

ECHLIN ANNOUNCES THAT SPX FAILED TO DELIVER VALID DEMANDS NECESSARY TO CALL A SPECIAL MEETING; INITIATES SUIT AGAINST SPX FOR MAKING MISLEADING STATEMENTS

               BRANFORD, CONN., April 6, 1998 -- Echlin Inc. (NYSE:ECH), global motor vehicle parts manufacturer, today announced that, contrary to SPX Corporation's announcement on March 24, 1998, SPX has not delivered sufficient valid demands to Echlin to require Echlin to call a special meeting of Echlin shareholders.

               Echlin's Secretary and General Counsel, Jon Leckerling, stated, "Echlin retained an independent public accounting firm, Coopers & Lybrand, to conduct the count of demands delivered by SPX. Based on the count provided by Coopers & Lybrand, Echlin has determined that, on March 25, 1998, SPX delivered valid, unrevoked demands to call a special meeting of shareholders of Echlin amounting to approximately 2% of the total outstanding shares."

               Echlin is taking appropriate legal actions in connection with the actions of SPX and the statements made by SPX in claiming to deliver valid demands which were deficient. Mr. Leckerling stated, "Echlin is filing today a complaint in the Connecticut federal district court against SPX alleging violations of federal securities laws by SPX in connection with SPX's actions and its false statements."

               A letter sent by Mr. Leckerling to John Blystone, Chairman, President and Chief Executive Officer of SPX, follows.

"Dear Mr. Blystone:

               We received from you on March 25, 1998, demands for a special meeting of Echlin shareholders, which purported to represent in excess of 35% of the outstanding shares of Echlin. SPX made a public announcement that Echlin will be required to call a special meeting of its shareholders due to the delivery of such demands, and repeated that claim on numerous occasions. As Secretary of Echlin, I have retained the independent public accounting firm of Coopers & Lybrand to conduct the count of the demands and revocations Echlin received. Based on the work of Coopers & Lybrand, I have determined that shareholders representing only 1,189,040 shares (or 1.9% of the total outstanding stock) delivered valid demands on March 25, 1998. Of course, this means that Echlin is not required to call a special meeting of shareholders under Connecticut law and, absent such requirement, Echlin does not intend to call such a special meeting.

               The vast majority of demands delivered by you were deficient in several respects. First, although you selected February 17, 1998 as the record date by signing and delivering your demand on that date, a large number of the demands delivered by you were solicited using a different record date. Therefore, those demands are invalid. Second, a large number of the demands delivered by you cannot be traced by this corporation to the registered holder of Echlin's stock. Specifically, you have delivered demands from persons and institutions who do not have a necessary proxy from a registered holder of this corporation's stock and, therefore, such demands come from persons and institutions who are not authorized to vote on the affairs of this corporation. Again, those demands are invalid.

               Echlin believes that your misuse of the proxy solicitation process and your false and misleading announcement that SPX obtained sufficient valid demands to call for a special shareholder meeting irreparably tainted the solicitation process, misled our shareholders and created uncertainty in the marketplace. Moreover, you and your management team have put Echlin and its shareholders through considerable, unnecessary expense and disturbance when you knew or should have known that the entire process you initiated was fatally flawed. Accordingly, Echlin has today filed an action in the Connecticut federal court with the objective, inter alia, of ensuring future compliance by SPX with the requirements of the federal securities laws."


                                    ###